Exhibit 99.1

PRESS RELEASE

October 27, 2020

BioInvent licenses anti-FcγRllB antibody BI-1206 to CASI Pharmaceuticals for Greater China region

•	CASI’s pipeline expanded to include first-in-class monoclonal antibody developed to unlock anti-cancer immunity in liquid and solid tumors

•	Collaboration accelerates and expands BioInvent’s global development plans for BI-1206

•	BioInvent to receive $12 million upfront in combination of cash and equity investment and eligible to receive up to $83 million in milestone payments, plus tiered royalties

Lund, Sweden and Rockville, MD, USA – October 27, 2020 – BioInvent International AB (“BioInvent” or the “Company”) (OMXS: BINV), a biotechnology company focused on the discovery and development of first-in-class immune-modulatory antibodies for cancer immunotherapy, and CASI Pharmaceuticals, Inc (NASDAQ: CASI), a U.S. biopharmaceutical company with an established clinical development and commercial infrastructure in China, today announced they have entered into an exclusive licensing agreement for the development and commercialization of novel anti-FcγRIIB antibody, BI-1206, in mainland China, Taiwan, Hong Kong and Macau.

Under the terms of the agreement, BioInvent and CASI will develop BI-1206 in both liquid and solid cancers, with CASI responsible for commercialization in China and associated markets. BioInvent will receive a $5 million upfront payment and is eligible to receive up to $83 million in development and commercial milestone payments plus tiered royalties in the high-single to mid-double-digit range on net sales of BI-1206.

Under the terms of the Agreement, as part of the upfront payment, CASI will also make a $7 million investment (SEK 61,436,200) in 29,395,311 new shares in BioInvent at a subscription price of SEK 2.09 per share, which corresponds to 130 % of the average volume weighted price for the share during the ten trading days prior to 27 October, and 14,697,655 new warrants (at no separate option premium), each warrant with a right to subscribe for an equal number of new shares in BioInvent within a period of five years and at a subscription price of SEK 3.14 per share. The investment is subject to the approval of an Extraordinary Shareholders’ Meeting in BioInvent to be held on 27 November 2020, announced by way of separate press release. If approved, it is expected that the new shares will be admitted to trade on or about 4 December 2020.

BI-1206 has a novel mode-of-action, blocking the single inhibitory antibody checkpoint receptor FcγRIIB to unlock anti-cancer immunity in both liquid and solid tumors. BI-1206 is BioInvent’s lead drug candidate and is being investigated in a Phase I/II trial, in combination with anti-PD1 therapy Keytruda® (pembrolizumab), in solid tumors, and in a Phase I/IIa trial in combination with MabThera® (rituximab) for the treatment of non-Hodgkin lymphoma (NHL).

Martin Welschof, Ph.D, CEO of BioInvent, commented, “CASI Pharmaceuticals is a proven leader in China and we look forward to leveraging their clinical development and regulatory expertise to accelerate the development and commercialization preparations for BI-1206. Their established commercial infrastructure and medical marketing team, and their wide access to a strong network of investigators across Greater China, make them an ideal partner to expand our global development footprint in this important region. Leveraging CASI’s capabilities in this major market adds significant shareholder value to our overall program.”

Wei-Wu He, Ph.D., CASI’s Chairman and Chief Executive Officer, said: “We are excited to work with BioInvent as its exclusive Greater China partner. The team at BioInvent has proven core competencies in discovering and developing novel and first-in-class immuno-modulatory antibodies for cancer therapies. BI-1206 has the potential to be used across multiple tumor types in many first line treatments and in refractory settings, which nicely complements our growing portfolio of hematology oncology products. We look forward to collaborating with BioInvent to make BI-1206 available to patients and healthcare providers across Greater China.”

About BioInvent

BioInvent International AB (OMXS: BINV) is a clinical stage company that discovers and develops novel and first-in-class immuno-modulatory antibodies for cancer therapies, with two ongoing programs in Phase l/ll clinical trials for the treatment of hematological cancer and solid tumors, respectively. Two preclinical programs in solid tumors are expected to enter clinical trials by the end of 2020. The Company’s validated, proprietary F.I.R.S.T™ technology platform simultaneously identifies both targets and the antibodies that bind to them, generating many promising new drug candidates to fuel the Company’s own clinical development pipeline or for additional licensing and partnering.

The Company generates revenues from research collaborations and license agreements with multiple top-tier pharmaceutical companies, as well as from producing antibodies for third parties in the Company’s fully integrated manufacturing unit. More information is available at www.bioinvent.com.

About CASI Pharmaceuticals

CASI Pharmaceuticals, Inc. (NASDAQ: CASI) is a U.S. biopharmaceutical company focused on developing and commercializing innovative therapeutics and pharmaceutical products in China, the United States, and throughout the world. The Company is focused on acquiring, developing and commercializing products that augment its hematology oncology therapeutic focus as well as other areas of unmet medical need. The Company intends to execute its plan to become a leader by launching medicines in the Greater China market leveraging the Company’s China-based regulatory and commercial competencies and its global drug development expertise. The Company’s operations in China are conducted through its wholly-owned subsidiary, CASI Pharmaceuticals (China) Co., Ltd. (“CASI China”), which is located in Beijing, China. The Company has built a commercial team of over 70 hematology and oncology sales and marketing specialists based in China. More information on CASI is available at www.casipharmaceuticals.com.

For further information, please contact:
BioInvent
Martin Welschof, CEO	Mary-Ann Chang, LifeSci Advisors
+46 (0)46 286 85 50	+44 7483 284853
martin.welschof@bioinvent.com	mchang@lifesciadvisors.com

CASI
Wei-Wu He, Ph.D, CEO	Jennifer Porcelli, Solebury Trout
ir@casipharmaceuticals.com	+1 646.378.2962
jporcelli@troutgroup.com

BioInvent International AB (publ)
Co. Reg. No. Org nr: 556537-7263
Visiting address: Sölvegatan 41
Mailing address: 223 70 LUND
Phone: +46 (0)46 286 85 50
www.bioinvent.com

Disclaimer - BioInvent

The press release contains statements about the future, consisting of subjective assumptions and forecasts for future scenarios. Predictions for the future only apply as the date they are made and are, by their very nature, in the same way as research and development work in the biotech segment, associated with risk and uncertainty. With this in mind, the actual outcome may deviate significantly from the scenarios described in this press release.

Disclaimer - CASI

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, revenue growth, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to update forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Actual results could differ materially from those currently anticipated due to a number of factors.

This information is information that BioInvent International AB is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the contact person set out above, at 8.00 a.m. CET, on October 27, 2020.